EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and effective as of January 1, 2007 between XENACARE HOLDINGS INC., a Florida corporation the “Corporation”), and ALAN XENAKIS, MD, an individual (“Executive”).

WHEREAS, Executive has been in the employ of the Corporation as its Chief Executive Officer, Chairman of the Board and Member of Compensation Committee.

WHEREAS, the Corporation desires to assure the continuation of Executive’s services in connection with its business and that of its subsidiaries and affiliates:

THEREFORE, in consideration of the premises and convenants herein set forth, it is agreed as follows:

1. Employment. Corporation hereby employs Executive and Executive accepts such employment on the terms and conditions set forth herein.

2. Term of Employment. Subject to the provisions set forth herein, the term of Executive’s employment hereunder shall continue for seven (7) years until January 1, 2014.

3.

Duties. Executive shall be employed and perform duties similar to those that he is now performing on behalf of the Corporation. Executive shall be entitled to consult for any other entities and individuals of his choice, and perform such activities but not limited to writing books, articles, blogs, produce videos, television programs, pod-casts, CD’s, host Radio/TV specials, and/or talk shows, host websites, lecture, and teach in addition to performing his duties for the Corporation. The Executive may be allowed to live and perform his duties from anywhere in the world.

4.

Compensation. For all services be may render to the Corporation during the term of this Agreement, including services as officer, director or member of any committee of the Board of Directors of the Corporation and its subsidiaries, Executive shall receive the following compensation:

4.1

Executive shall receive a base salary at the rate of $12,000 per month paid bi-monthly in equal installments. The base salary may be increased at the discretion of senior management but not decreased. The Executive shall receive a minimum automatic base monthly salary raise each year of no less than 20% of the previous year. The Executives’ base salary shall always be equal to or greater but never less than any other senior executive or senior consultant’s base salary during terms of this agreement.

4.2

In the event the Company fails for any reason to pay Executive’s base salary as defined in Section 4.1, and Executive continues to serve in his capacity as Executive, then the Executive’s base salary shall automatically have his monthly salary adjusted to his current monthly salary plus an additional $6,000 per month and Company shall pay interest of 18%, the maximum allowable in Florida, to Executive to accrue daily until employment ceases or Executive’s  base salary is paid, in full Partial payments  shall be first applied to back interest and then to principal balance.

4.3

In addition to the base salary set forth in section (4.1) and (4.2) above the Executive shall be entitled at a minimum to such bonus compensation (in cash, capital stock or other property) equivalent to the highest paid out bonus to any one Corporate Executive or Senior Consultant in a given year. This bonus structure shall continue through the term of this contract. In addition, the Board of Directors may award  the Executive the bonus at their discretion.

4.4

If during the course of this contract the Corporation enters into any licensing agreement where product license fees are paid to the company or any individual within the company the Executive shall receive 10% percent of that licensing fee as bonus for the term of the life of the license, including its renewal even if it exceeds the term of this agreement.

4.5

The Company shall at that time of any/all mergers and acquisitions or other reasons for issuance of stock or the Effective Date of any/all mergers and acquisitions the Executive shall be issued/general warrants, shares, options of the Company’s stock (restricted, common or preferred) at least equal to their granted to any other senior executive of the Company as a result of the merger or acquisition or other action involving stock (restricted, common or preferred) during the term of the Executive’s employ and up to five years after the Executive has left the company and under no circumstances less than what is offered to any other senior member of the company. All equity based incentive compensation will vest immediately.

5.

Benefits. During the term of this Agreement, Executive shall be entitled to the following executive benefits.

5.1

Executive shall be entitled to vacation time without reduction in salary, in accordance with the corporate policies.

5.2

During the period of his employment, Executive shall be reimbursed in accordance with the corporate policies, for traveling and other business expenses incurred in connection with the performance of his duties hereunder, subject to reasonable verification as required in order for the Corporation to comply with applicable laws and regulations and accounting practices.

5.3

Executive shall not be required to relocate and may live wherever he wishes.

5.4

Executive shall be provided paid health and dental insurance for himself and his family.

5.5

Executive shall be provided by the Corporation the cost of tax preparation and consultation.

5.6

The Executive shall be entitled to participate in such pension and profit sharing plans as the Corporation provides to its senior executives.

5.7

Executive shall be entitled to all other benefits of employment on terms no less favorable to Executive than the terms offered to other senior executive of the Company.

6. Termination. The employment of Executive may be terminated at any time by:

(i) Action of the Board of Directors at any time prior to the expiration of the seven year (7) duration by tendering to Executive full payment of all compensation due for the remainder of this Agreement as a condition concurrent with Notice of Termination.

7. Assignment, Change in Control

7.1 The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and be binding upon the successor and assignees of the Corporation including in the event of a Change in Control. Change in Control shall mean any transaction or series of related transactions, whether involving the Corporation, the Holders of any class or series of its Stock (whether now or hereafter authorized), or both, resulting in any Person or group of Persons acting in concert who were not theretofore the Holder or Holders of Voting Securities enabling the Holder or Holders thereof to cast more than a majority of the votes which may be cast for the election of directors becoming the Holder or Holders of at least such amount of Voting Securities (for such purpose, treating instruments or Securities issued in such transaction which are convertible into or exchangeable or exercisable for Voting Securities as being so converted, exchanged or exercised upon issuance, regardless of the terms thereof).

8. Indemnity. To the fullest extent permitted by law, the Corporation shall indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing services for the Corporation. In addition, to the fullest extent permitted by law, the Corporation shall pay all expenses, including attorneys’ fees, actually and necessarily incurred by Executive in connection with the defense of any action, suit or proceeding challenging such acts of decisions and in connection with any appeal thereon including the costs of settlement. This indemnification obligation shall survive the termination of the Executive’s employment hereunder.

9.

Miscellaneous.

9.1

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party’s right to insert all other legal remedies available under the circumstances.

9.2

Any notice to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation, at the address of its principal place of business, and any notice to be given to Executive shall be addressed to him at his home address last shown on the records of the Corporation, or such other address as either party may hereafter designate in writing to the other. Any notice shall be deemed duly given when mailed by registered of certified mail, postage prepaid, as provided herein.

9.3

The provisions of the Agreement are severable, and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts thereof, shall not be affected thereby.

9.4

This Agreement supersedes all prior agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

9.5

This Agreement shall be interpreted construed and governed according to the laws of the State of Florida. The parties hereto consent to jurisdiction and venue in Broward County, Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

XENACARE HOLDINGS, INC.

By: Alan P. Xenakis, MD

Title: Chairman and CEO

ALAN XENAKIS, MD

 EXECUTIVE